Exhibit 99.1
News Release
For Immediate Release
Contact for Infinity Energy Resources, Inc.:
James W. Dean,
VP, Strategic & Corporate Development
(720) 932-7800
www.infinity-res.com
Infinity Announces a 75% Increase in Proved Reserves During Fiscal Year 2005 and Provides an
Operational Update on Recent Successful Barnett Shale Drilling Activity
DENVER, CO — (PR Newswire) — March 2, 2006 — Infinity Energy Resources, Inc. (NASDAQ: IFNY) today announced a marked increase in proved reserves in 2005. In addition, Infinity provided an operational update on recent drilling activity in the Fort Worth Basin of Texas and the Sand Wash Basin in the Rockies.
Highlights
The following are the highlights of proved reserves and the operational update:
•	75% increase in proved reserves during 2005;
•	84% increase in SEC PV-10% value during 2005;
•	11% increase in production in 2005 versus 2004;
•	21% increase in production in the fourth quarter of 2005 versus the fourth quarter of 2004;
•	Successful drilling in the Fort Worth Basin / Barnett Shale, with six proved successes out of seven wells drilled (non-proved well is producing) and eight offsetting proved undeveloped locations;
•	Proved developed Barnett Shale wells, excluding the least prolific well, averaged gross proved reserves of 0.8 billion cubic feet of gas equivalent (“Bcfe”) and the best well had gross proved reserves of 1.3 Bcfe;
•	Proved undeveloped wells averaged gross proved reserves of 0.8 Bcfe;
•	Recently drilled and completed Barnett Shale wells achieved gross peak daily production between 0.4 and 1.0 million cubic feet of gas (“MMcf”) per day, or an average of 0.7 MMcf per day;
•	Contracting of second rig to drill a limited number of exploration and exploitation wells in Comanche and Erath Counties, which is expected to be placed into service during the second quarter; and
•	One well in the Sand Wash Basin in Colorado has net proved reserves of 0.5 million barrels (“MMBbls”) or 3.3 Bcfe.
Proved Reserves
The Company’s reserve report was prepared as of December 31, 2005 in accordance with Securities and Exchange Commission (“SEC”) regulations by the Company’s independent reserve engineers, Netherland, Sewell & Associates, Inc. (“NSAI”). NSAI estimated 16.1 Bcfe at December 31, 2005, a 75% increase in proved reserves from the 9.2 Bcfe estimated at December 31, 2004 and a 33% increase in proved reserves from the 12.1 Bcfe estimated at September 30, 2005. The after-tax SEC PV-10% value increased from approximately $24 million at December 31, 2004 to approximately $44 million at December 31, 2005, an 84% increase.

News Release
For Immediate Release
The primary reason for the increase in proved reserves is the successful initial drilling results in the Fort Worth Basin of north central Texas, primarily targeting the Barnett Shale formation. Seven horizontal wells were drilled through December 31, 2005, with six wells deemed proved developed and one well, from the original exploratory pilot program, deemed unproved, although it is currently producing. The five wells assigned proved reserves in the Barnett Shale formation were offset by eight proved undeveloped horizontal locations for a total of 13 proved Barnett Shale locations. The proved developed Barnett Shale wells are estimated to have gross proved reserves in a range of 0.1 — 1.3 Bcfe (0.1 — 0.9 Bcfe, net), with an average of 0.7 Bcfe (0.5 Bcfe, net), and an average of 0.8 Bcfe (0.6 Bcfe, net) excluding the Barnett Shale well that has only 0.1 Bcfe of proved reserves (an exploratory pilot well that was drilled without the benefit of 3-D seismic data). The proved undeveloped locations are each estimated to have gross proved reserves of approximately 0.8 Bcfe (0.6 Bcfe, net), essentially the same as the average of the proved developed wells they offset. Reserve replacement for 2005, defined here as the net increase in proved reserves divided by current-year production, was approximately 538%, including purchased reserves and revisions.
Specifically, the 6.9 Bcfe net increase in proved reserves during 2005 was due to: (i) a 6.9 Bcfe increase from extensions and discoveries relating to the initial estimate of proved reserves in the Fort Worth Basin; plus (ii) 0.4 Bcfe of net positive revisions of proved reserves in the Rocky Mountains; plus (iii) 0.8 Bcfe of purchased reserves; partially offset by (iv) 1.3 Bcfe of 2005 production, or production of approximately 3.5 MMcfe per day, an 11% increase over the 1.2 Bcfe produced in 2004. Net production during the fourth quarter of 2005 was approximately 320 MMcfe, or approximately 3.5 MMcfe per day, a 21% increase over the approximate 264 MMcfe produced in fourth quarter of 2004.
Proved Reserves

Total Proved	Oil	Gas	Total	SEC PV-10% (1)
	(MBbls)	(MMcf)	(MMcfe)	(millions)
Dec. 31, 2004	194	8,043	9,204	$23.7
Production	(68)	(875)	(1,286)
Extensions and Discoveries	20	6,819	6,941
Purchases	140	—	844
Revisions	551	(2,888)	417

Dec. 31, 2005	837	11,099	16,120	$43.5

Proved Developed	712	5,031	9,303

(1)	The present value of estimated future net revenues to be generated from the production of proved reserves, net of estimated production and ad valorem taxes, future capital costs and operating expenses, using prices and costs in effect as of the date indicated, after giving effect to federal or state income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine the “present value.” The present value reflects the effect of time on the net revenue stream. PV-10 should not be construed as being representative of the fair market value of the properties.
Due to (i) the previously reported drilling results at the Wamsutter Arch Pipeline Field in the fourth quarter of 2005 and (ii) a 24% decline in equivalent gas and oil prices used to calculate the SEC PV-10% value at December 31, 2005 ($11.87 per Mcfe and $65.74 per barrel, respectively, at September 30, 2005 declined to $8.21 per Mcfe and $60.74 per barrel, respectively, at December 31, 2005), Infinity expects to record a non-cash charge or ceiling writedown of oil and gas properties in the quarter and year ended December 31, 2005 of approximately $13.5 million. The related effect of such a writedown is a decrease in the future depletion rate (depletion expense per unit of production).

News Release
For Immediate Release
Operational Update on Recent Drilling Activity
Fort Worth Basin / Barnett Shale Formation
During the fourth quarter of 2005 and into the first quarter of 2006, Infinity Oil and Gas of Texas, Inc. (“Infinity-Texas”) commenced a continuous one-rig program to drill predominantly horizontal wells targeting the Barnett Shale formation in Erath County, Texas. After completing a vertical disposal well, which became operational in December 2005, Infinity-Texas commenced the drilling of producing wells and to date has drilled five horizontal wells (currently drilling the sixth horizontal well) and one vertical well targeting the Barnett Shale formation.
Three horizontal wells have been completed, flowed back their frac fluids, and are producing, and one well has been completed and is flowing back frac fluids and the fifth horizontal is waiting on completion. The vertical well, a well utilized by Infinity-Texas to monitor the fourth horizontal well while it was being fractured and completed (a process called “micro-seismic”), will be completed in the near future and will allow Infinity-Texas to test the economics and viability of vertical wells in the vicinity.
The peak gross daily production rates on the three new horizontal wells averaged 0.7 MMcf per day (1.0 MMcf per day, 0.7 MMcf per day and 0.4 MMcf per day, respectively). The first two wells, since they were drilled and completed by year-end, are deemed proved developed (1.3 Bcf and 0.6 Bcf of gross proved reserves, respectively) and were credited with two offsetting proved undeveloped locations apiece at December 31, 2005. The third well was drilled and completed after year-end and as an economic well it is expected to be deemed proved in future reserve estimates. The fourth, fifth and additional wells to be drilled in 2006 and beyond will also be candidates for proved reserve estimates in future reserve reports.
Assuming a steady program of drilling and completions using at least one drilling rig and assuming steadily improving per well production and reserve results, Infinity-Texas expects to achieve significant increases in production and proved reserves during 2006.
Infinity-Texas expects to make these continued improvements to initial production rates and reserves in Erath County as it (i) gains additional understanding of the geology of the Barnett Shale and (ii) gains additional experience in drilling and completing wells in the area, particularly with the pending results and analysis of micro-seismic used in conjunction with the fracturing and completion of the fourth horizontal well.
With this fourth well, Infinity-Texas monitored the behavior of fractures and tested the impact of higher intensity frac pumping rates for certain frac stages within the horizontal lateral. The major goals of this micro-seismic program were: (i) to increase the amount of frac fluids pumped into future wells to produce higher production rates and reserves (or a higher recovery factor) and (ii) to learn more about the behavior of fractures during stimulation and completion operations in order to enhance frac designs and create stronger wells in the future.
On the basis of the early success of its Barnett Shale drilling and its upcoming exploratory pilot program in Comanche County, Infinity-Texas has contracted a second rig for drilling a limited number of exploration and exploitation wells in Comanche and Erath Counties, which is expected to be placed into service during the second quarter.

News Release
For Immediate Release
Sand Wash Basin
During the fourth quarter of 2005, Infinity Oil & Gas of Wyoming, Inc. (“Infinity-Wyoming”) commenced drilling of a second well targeting the fractured Niobrara shale formation. Due to the early onset of what has been a very heavy winter in Routt County, Colorado (over 30 feet of snow to date), and due to the fact that the drilling site for the well is located on the top of a mountain, Infinity-Wyoming ceased drilling operations of the well and expects to attempt a completion during early summer 2006.
At December 31, 2005, Infinity-Wyoming received a gross proved developed producing reserve estimate of approximately 0.7 million (0.5 million, net) barrels of oil (or approximately 4.0 Bcfe, gross, and 3.3 Bcfe, net) for its first fractured Niobrara horizontal well and has a small number of other proved locations. Infinity-Wyoming has continued to add acreage to its position targeting the fractured Niobrara shale formation (approximately 53,000 gross and net acres now) and has continued to conduct geological analyses of its acreage in the vicinity with the goal of creating a number of additional potential drilling locations for later in 2006 and beyond.
The Company will provide details of year-end results as they become finalized and available and have a conference call in the next two weeks.
Management’s Comments
James A. Tuell, Infinity’s President and Chief Executive Officer, said: “We are pleased to see the beginning of increases in production and proved reserves, due primarily to our operations in the Fort Worth Basin / Barnett Shale play in Texas, and expect that to continue into the foreseeable future as we continue to explore, develop and exploit our various resource bases. While the estimates of proved reserves in Texas are somewhat conservative, in our view, we believe they are fair given the early stage of our operations and we are looking forward to seeing increased estimates in the future as our successes hopefully continue and the amount of our operational data and experience grows.”
Tuell added: “The recent drilling results in Texas are very satisfactory at this stage as they confirm that our project is proved/economic and repeatable, and we anticipate continued improvements in per well results, on average, over the course of 2006 and beyond. For that reason, we are pleased to contract a second rig for drilling a limited number of exploration and exploitation wells in Comanche and Erath Counties. The ability to build up our production and reserve bases in Texas due to our aggressive drilling and completion efforts is substantial and we look forward to sharing reports of our progress in the future as we drill an increasingly larger number of wells.”
Tuell concluded: “We believe 2005 was a period of considerable progress for Infinity, as we established, virtually from scratch, an emerging exploitation play in Erath County and have the necessary Company-owned or third-party infrastructure and services in place or contracted for to scale up the project in the highly touted Fort Worth Basin / Barnett Shale play over the next few years, while retaining most elements of control. We are also looking forward to exploring Comanche County in the Fort Worth Basin during 2006.”

News Release
For Immediate Release
About Infinity Energy Resources, Inc.
Infinity Energy Resources, Inc., through its wholly-owned subsidiaries Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The operations of Infinity Oil and Gas of Texas are focused on its drilling program in the Fort Worth Basin of Texas. The operations of Infinity Oil & Gas of Wyoming are focused on the Wamsutter Arch Pipeline Field in southwest Wyoming and the Sand Wash Basin in northwest Colorado. Infinity Energy Resources, Inc. provides oilfield services through its wholly-owned subsidiary, Consolidated Oil Well Services, Inc., with operations principally focused in the Mid-Continent region and the Powder River Basin in northeast Wyoming. The Company’s common stock is listed on the NASDAQ National Market under the symbol “IFNY.”
Forward-looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include estimates of proved reserves, expected financial impact of non-cash, ceiling writedown and related future decrease in depletion rate, expectation of continued increases in proved reserves into the foreseeable future, view that the proved reserve estimates, while fair, are conservative but are expected to grow with expected continued success and experience, belief that the Barnett Shale plan is proved/economic and repeatable, expected continued improvements in per well results, planned future aggressive drilling and completion efforts, belief that infrastructure and services exist or has been contracted to scale up operations in Texas while retaining control, the expected in-service date for the newly contracted drilling rig and the expectation to explore Comanche County in 2006. Factors that could cause or contribute to such differences include, but are not limited to, operating risks, delays and problems, the availability of drilling rigs and services on acceptable terms, the results of drilling and completions, decreases in the prices of oil and gas, an increase in competition for oilfield services, a decrease in demand for oilfield services, unexpected negative geological variances, increases in interest rates, liquidity and capital requirements, and other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and in the Company’s periodic reports filed with the Securities and Exchange Commission.
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